Exhibit 10.2

ALERIS CORPORATION
2010 EQUITY INCENTIVE PLAN
2010 STOCK OPTION AGREEMENT

PARTIAL OPTION CANCELLATION AMENDMENT AGREEMENT

THIS PARTIAL OPTION CANCELLATION AMENDMENT AGREEMENT (this “Agreement), is made and entered into as of September 15, 2013 (the “Effective Date”), by and between Steven Demetriou (the “Optionee”) and Aleris Corporation, a Delaware corporation f/k/a Aleris Holding Company (the “Company”).
WHEREAS, the Optionee, Aleris International, Inc., a Delaware corporation, and for the limited purposes named therein, the Company have entered into the Amended and Restated Employment Agreement (the “Employment Agreement”), on even date herewith;
WHEREAS, the Optionee was previously granted a stock option (the “2010 Option”) under the Company’s 2010 Equity Incentive Plan, pursuant to the Stock Option Agreement between the Optionee and the Company, dated June 1, 2010, as amended (the “2010 Option Award Agreement”);
WHEREAS, Section 2(c)(ii) of the Employment Agreement provides that 50% of the Optionee’s vested FMV Stock Option and Premium Stock Option (as defined under the 2010 Option Award Agreement) will be cancelled without any further action required by any party and, in exchange and settlement therefor, the Optionee will be entitled to receive a cash payment, subject to applicable tax withholding, and subject to the clawback described in Section 2(c)(ii) of the Employment Agreement; and
WHEREAS, the Optionee and the Company wish to memorialize the terms of the option cancellation contemplated by Section 2(c)(ii) of the Employment Agreement by entering into this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Employment Agreement, it is hereby agreed by and between the parties hereto as follows:
1.Option Cancellation and Payment. The Optionee acknowledges and agrees that, as of the Effective Date, all of the Optionee’s rights and interests in and to the portion of the 2010 Option being cancelled as set forth on Schedule A (the “Cancelled Option Portion”) is hereby cancelled, and in exchange and settlement therefor, the Optionee shall be entitled to receive, subject to applicable tax withholding, a cash payment equal to $4,373,629.87 (the “Cancellation Consideration”). As a result of this cancellation, the Cancelled Option Portion shall have no further force or effect, and the Optionee shall relinquish all of his rights and interests with respect to the Cancelled Option Portion and the shares of the Company’s common stock underlying the Cancelled Option Portion (other than the right to receive the Cancellation Consideration). The Cancellation Consideration shall be paid to the Optionee on or promptly following the Effective Date.

2.Clawback. Notwithstanding the foregoing, the Cancellation Consideration shall be subject to the clawback described in Section 2(c)(ii) of the Employment Agreement.
3.Representations and Warranties and Assurances. The Optionee hereby represents and warrants to the Company as follows: (a) the Optionee has the power, authority and legal capacity to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by the Optionee and constitutes the legal, valid and binding obligation of the Optionee enforceable against the Optionee in accordance with its terms and (c) the Optionee is not a party to any option, warrant, purchase right or other contract that could require the Optionee to sell, transfer or otherwise dispose of any of the Stock Options held by the Optionee (other than this Agreement). As of immediately prior to the Effective Date, the Optionee has good and valid title to the 2010 Option (including the Cancelled Option Portion) free and clear of all liens. Each party to this Agreement acknowledges and agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.
4.Entire Agreement. The recitals set forth above are included in and make up a part of this Agreement. This Agreement and the Employment Agreement embody the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.
5.Amendment; Assignment. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Optionee and the Company. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Optionee without the prior written consent of the Company.
6.Governing Law. This Agreement shall be governed by, and construed in accordance with, its express terms, and otherwise in accordance with the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such state and without regard to the principles of conflicts of laws thereof or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than such state. Any dispute arising under or relating to this Agreement shall be resolved in accordance with Section 11(i) of the Employment Agreement.
7.Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures delivered by facsimile (including by “pdf”) shall be effective for all purposes.
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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first set forth above.

ALERIS CORPORATION

By:    /s/ Christopher R. Clegg
    Christopher R. Clegg
Executive Vice President, General Counsel
& Secretary

/s/     Steven Demetriou
Steven Demetriou

SCHEDULE A
2010 STOCK OPTION AGREEMENT
IMPACT OF PARTIAL CANCELLATION

SUMMARY OF OPTION CANCELLATION TRANSACTION
AS OF SEPTEMBER 15, 2013
**Assumes current market value of $33.37 per share

	Total Number of Shares underlying 2010 Stock Option Outstanding	Number of Shares underlying Vested Portion of 2010 Stock Option	Number of Shares underlying Unvested Portion of 2010 Stock Option	Number of Shares underlying Vested Portion of 2010 Stock Option Being Cancelled	Exercise Price	Cancellation Consideration	Number of Shares underlying 2010 Stock Option Remaining
FMV Stock Option	577,489	469,210	108,279	234,605	$16.78	$3,892,096.95	342,884
Premium Stock Option	144,370	117,303	27,067	58,652	$25.16	$481,532.92	85,718
Super-Premium Stock Option	144,370	117,303	27,067	0	$33.56	$0.00	144,370

Total Cancellation Consideration = $4,373,629.87